Exhibit 5.1

March 22, 2018

MetLife, Inc.

200 Park Avenue

New York, NY 10166

RE:	METLIFE, INC. – UNDERWRITTEN PUBLIC OFFERING OF PREFERRED STOCK

Ladies and Gentlemen:

We have acted as special counsel to MetLife, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 500,000 shares of its 5.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series D, $0.01 par value per share, with a $1,000 liquidation preference per share (the “Series D Preferred Shares”), pursuant to the Underwriting Agreement, dated March 20, 2018 (the “Underwriting Agreement”), among the Company and the representatives (the “Representatives”) of the underwriters (the “Underwriters”) listed on Schedule I to the Pricing Agreement, dated March 20, 2018 (the “Pricing Agreement”), among the Company and the Representatives. The terms of the Series D Preferred Shares are set forth in a certificate of designations filed by the Company with the Secretary of State of the State of Delaware on March 21, 2018 (the “Certificate of Designations”).

In the above capacity, we have reviewed: (a) the registration statement on Form S-3 (File No. 333-214708) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on November 18, 2016, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (the “Registration Statement”); (b) the prospectus, dated November 18, 2016 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated March 20, 2018, relating to the Series D Preferred Shares, in the form filed by the Company with the Commission on March 20, 2018 pursuant to Rule 424(b) of the Rules and Regulations; (d) the prospectus supplement, dated March 20, 2018 (together with the Base Prospectus, the “Prospectus”), relating to the Series D Preferred Shares, in the form filed by the Company with the Commission on March 21, 2018 pursuant to Rule 424(b) of the Rules and Regulations; (e) the Issuer Free Writing Prospectus containing the final pricing terms of the Series D Preferred Shares filed by the Company with the Commission on March 20, 2018; (f) an executed copy of the Underwriting Agreement; (g) an executed copy of the Pricing

Addressees Listed on Schedule I

March 22, 2018

Agreement; (h) an executed copy of the Certificate of Designations; (i) a copy of the global certificate representing the Series D Preferred Shares executed by the Company; (j) a certificate of the Secretary of the Company, dated March 22, 2018, including the exhibits thereto; (k) a certificate, dated March 16, 2018, and a facsimile bringdown thereof, dated March 22, 2018, from the Office of the Secretary of the State of Delaware as to the existence and good standing in the State of Delaware of the Company; and (l) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments that we have deemed appropriate and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (l) of the preceding paragraph, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Series D Preferred Shares have been duly authorized by the Company and, upon the issuance and delivery of and payment for the Series D Preferred Shares pursuant to the terms of the Underwriting Agreement and Pricing Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Series D Preferred Shares or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Series D Preferred Shares, and to the reference to us under the heading “Legal Opinions” in the Prospectus. In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP